Exhibit 5.1

Reed Smith LLP

1841 Page Mill Road, Suite 110

Palo Alto, CA 94304

+1 650 352 0500

Fax +1 650 352 0699

reedsmith.com

June 20, 2025

Jaguar Health, Inc.

200 Pine Street, Suite 400

San Francisco, California 94014

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by Jaguar Health, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on the date hereof in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), for resale by the selling stockholders named in the Registration Statement (the “Selling Stockholders”) of up to 507,390 shares of the Company’s voting common stock, par value $0.0001 per share (the “Common Stock”). Such shares of Common Stock consist of: (i) 492,612 shares of Common Stock (the “Common Warrant Shares”) issuable upon the exercise of warrants to purchase Common Stock (the “Common Warrants”), and (ii) 14,778 shares of Common Stock (the “Placement Agent Warrant Shares,” and together with the Common Warrant Shares, the “Warrant Shares”) issuable upon the exercise of placement agent warrants to purchase Common Stock (the “Placement Agent Warrants” and together with the Common Warrants, the “Warrants”). The Warrants were issued by the Company to the Selling Stockholders in a concurrent private placement in connection with a registered direct offering that closed on May 22, 2025.

In rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all items submitted to us as originals, the conformity with originals of all items submitted to us as copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and public officials.

This opinion is based solely on the General Corporation Law of the State of Delaware (including all related provisions of the Delaware Constitution and all reported judicial decisions interpreting the General Corporation Law of the State of Delaware and the Delaware Constitution).

ABU DHABI ◆ ASTANA ◆ ATHENS ◆ ATLANTA ◆ AUSTIN ◆ BEIJING ◆ BRUSSELS ◆ CENTURY CITY ◆ CHICAGO ◆ DALLAS ◆ DENVER ◆ DUBAI ◆ FRANKFURT ◆ HONG KONG ◆ HOUSTON ◆ LONDON ◆ LOS ANGELES ◆ MIAMI ◆ MUNICH ◆ NEW YORK ◆ ORANGE COUNTY ◆ PARIS ◆ PHILADELPHIA ◆ PITTSBURGH ◆ PRINCETON ◆ RICHMOND ◆ SAN FRANCISCO ◆ SHANGHAI ◆ SILICON VALLEY ◆ SINGAPORE ◆ TYSONS ◆ WASHINGTON, D.C. ◆ WILMINGTON

Jaguar Health, Inc.

June 20, 2025 Page 2

Based upon and subject to the foregoing, we are of the opinion that the Warrant Shares have been duly authorized for issuance and, when issued and paid for upon exercise of the Warrants in accordance with the terms of the Warrants, the Warrant Shares will be validly issued, fully paid, and nonassessable.

We consent to the inclusion of this opinion as an exhibit to the Registration Statement and further consent to all references to us under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Reed Smith LLP

Reed Smith LLP

Legal Op:

DCR/MSL